Exhibit 10.21

English Translation

PURCHASE CONTRACT

Contract No. CG120070054
Execution Place: Jiangning District, Nanjing
Execution Date: February 2, 2007

Seller: CEEG Nanjing International Trade Co., Ltd.	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 26 North Zhongshan Road, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Yin Guangyou	Legal representative: Lu Tingxiu
Proxy:	Proxy: Zhu Chen
Tel: 025-83275373	Tel: 025-52766630
Fax: 025-83275377	Fax: 025-52766882

Through friendly consultation, the Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Name, Type, Quantity and Amount of the Product

Name	Specifications	Unit	Quantity	Unit Price	Amount	Remark

IC grade bared silicon wafers	8 inch	KG	7272	RMB 1650	RMB 11998800	incl. tax

Total Amount: RMB Eleven Million Nine Hundred and Ninety Eight Thousand Eight Hundred Only (RMB 11998800.00)

2. Quality Standards

Thickness>650 µm, Resistivity> 1 ohm.cm, Size: 8 inch wafer, Surface bared, no metallic-membrane plating, no cracks

3. Term and Time of Payment

3.1 The Seller shall appoint the inspector to check the goods within 5 days after effectiveness of this Contract and pick up the goods with bill of exchange.

32.	The Seller shall provide to the Buyer 17% a full amount VAT invoice within 5 days after delivery.

4. Packing and Transit

4.1 The packaging shall meet the requirement of IC grade bared silicon wafers transportation. Any damage attributable to improper packing shall be borne by the Seller.

4.2 The Buyer shall be responsible for collecting goods and the freight. All risks before delivery shall be covered by the Seller.

5. Term of Delivery and Destination

5.1 Term of Delivery: The Seller shall fulfill the obligations of delivery on the day after receipt of bill of exchange.

5.2 Destination: Both parties agree that the place of delivery shall be Nanjing (the Seller’s warehouse)

5.3 Should the type, specification, quantity, quality of the goods fail to comply with the stipulations as agreed hereunder, the Buyer is entitled to require the Seller to refund the payment, replace the products or make a discount based on the specific situations.

6. Inspection and Claims of Quality

The Buyer shall inspect the goods according to the standards as specified herein and may claim any quality issues within one month of arrival of the goods at the Buyer’s warehouse. The Seller shall reply within 7 days of receipt of notice issued by Buyer, otherwise shall be deemed to consent to the claims of the Buyer.

7. Reasonable Consumption Standard and Calculation

The quantity of the goods measured at Seller’s location shall prevail.

8. Transit and Insurance

The Buyer shall be responsible for transportation, the freight and insurance

9. Liabilities of Breach

9.1 During the inspection period, if the type, specifications and quality of the products delivered by the Seller do not comply with the stipulations of the Contract, the Seller shall replace such goods based on the specific situations within 7 days and bear the relevant costs. Should the Seller fail to replace such goods, it shall be deemed as failure of delivery.

9.2 If the Seller delays in delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

9.3 Should Party A fail to deliver the goods within 7 days after notice issued by the Buyer, it shall be deemed as failure of delivery. The Buyer is entitled to notify the Seller of the rescission of the Contract and the rescission shall be effective immediately upon the receipt of such notification by the Seller. The Seller shall return all amount already paid within 3 days and assume the corresponding losses of the Buyer. Both parties agree that the default penalty is 20% of the total amount of this Contract

10. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

11. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

12. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

13. Integrity Assurance

13.1 It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

13.2 Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

14. Prohibition of Commercial Fraud

If either of the Buyer and Seller breaches the principle of honesty by providing false registration materials, false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party or end-users, it shall be liable for the liquidated damages of 20% of the total contract amount (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by either party according to other provisions hereunder

15. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

16. Effectiveness and Miscellaneous

16.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation.

16.2 This Contract shall be executed in four counterparts, with each of the parties hereto holding two. The copy delivered through telefax shall be as valid as the original.

16.3 Both parties shall send the original copy to the other with 3 working days after execution.

Party A:		Party B:
CEEG Nanjing International Trade Co., Ltd.		Company Name: CEEG (Nanjing) PV-Tech
Company Name: (Seal)		Co., Ltd. (Seal)

Entrust Agent:	/s/	Entrust Agent:	/s/
Execution Date:		Execution Date: